Expanding the range of wireless solutions

FOR IMMEDIATE RELEASE	CONTACT:	Ned Mavrommatis, CFO
201-996-9000; fax: 201-996-9144
ned@id-systems.com

I.D. Systems, Inc. Reports First Quarter Financial Results and Announces Share Repurchase Program

Hackensack, NJ, May 3, 2007—I.D. Systems, Inc. (NASDAQ: IDSY) today announced its financial results for the first quarter of 2007. Revenues for the three months ended March 31, 2007, were $4,621,000, compared to $6,390,000 for the three months ended March 31, 2006. Net loss for the quarter was $1,462,000, or ($.13) per basic and diluted share, compared to net income of $125,000, or $0.01 per basic and diluted share, for the first quarter of 2006.

Adjusted net loss for the first quarter of 2007 was $695,000, or ($0.06) per basic and diluted share, compared to adjusted net income of $508,000, or $0.06 per basic and $0.05 per diluted share, for the first quarter of 2006. Adjusted net results were calculated by adjusting GAAP net income (loss) for the impact of stock-based compensation, which was $767,000 for the first quarter of 2007 and $383,000 for the first quarter of 2006. Adjusted net income (loss) is considered non-GAAP financial information; a reconciliation of non-GAAP financial measures used in this press release to GAAP financial measures can be found in the Reconciliation of GAAP to Non-GAAP Financial Measures table included in this press release.

“We have achieved a compound annual growth rate of 93% over the past five years, in part due to our success with large customers,” said Jeffrey Jagid, I.D. Systems’ chairman and chief executive officer. “Clearly, our goals include a more predictable quarter-to-quarter revenue stream from more diversified sources.  To that end, our mission is to drive customer benefit from our unique wireless technology, facilitate customer adoption and expansion of our solutions, and open new applications and markets for our technology, while maintaining our technical leadership.  We are taking many actions to realize these goals, including the appointment of Peter Fausel as I.D. Systems’ new executive vice president of sales, marketing and customer support in the first quarter.  The addition of Peter, formerly of wireless mobile computing leader LXE, has significantly strengthened our sales and marketing organization.”

For the quarter ended March 31, 2007, cost of revenues was $2.4 million, resulting in a gross profit margin of 49%.

Selling, general and administrative expenses for the quarter increased 39% to $3.8 million, compared to $2.7 million for the first quarter in 2006. The increase was attributable primarily to increased payroll and related expenses resulting from the hiring of additional employees and a $190,000 increase in stock-based employee compensation compared to the first quarter a year ago.

Research and development expenditures increased 43% to $706,000 for the first quarter of 2007, compared to $493,000 for the corresponding period in 2006. The increase was attributable primarily to a $183,000 increase in stock-based employee compensation over the first quarter a year ago.

Interest income for the quarter increased to $792,000, compared to $150,000 for the same period in 2006, reflecting the company’s investment of proceeds from its public stock offering in March 2006.

As of March 31, 2007, I.D. Systems had $70.6 million in cash, cash equivalents and marketable securities, and $79.3 million of working capital, compared to $70.4 million and $80.0 million, respectively, as of December 31, 2006.

Highlights of the first quarter ended March 31, 2007, included:

•
Receipt of purchase orders for I.D. Systems’ Wireless Asset Net® industrial vehicle management system to be deployed at a DaimlerChrysler plant in Ohio. The Wireless Asset Net system controls, tracks and manages fleets of industrial equipment to increase productivity, improve safety and reduce costs in material handling operations. The system for DaimlerChrysler was ordered through NACCO Materials Handling Group, Inc., and its Yale® brand industrial truck sales organization, under a cooperative marketing agreement with I.D. Systems. In addition to monitoring industrial vehicles, the DaimlerChrysler system will incorporate I.D. Systems’ new OptiKan™ application, an optimized, wireless, electronic “kanban” system designed to increase productivity and reduce labor costs associated with material replenishment in the manufacturing process.

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Expanding the range of wireless solutions

•
Receipt of purchase orders from a leading U.S. defense contractor: one for a Wireless Equipment Monitoring & Control System to be deployed on a fleet of industrial trucks at a major U.S. shipyard; another for an RFID-based access control and time-and-attendance system to be deployed at three shipyards on the Gulf Coast.

•
Receipt of additional purchase orders from the U.S. Postal Service (USPS), to deploy the Wireless Asset Net system at seven additional USPS facilities. These orders will increase the number of USPS facilities deploying the Wireless Asset Net to 72.

•	The addition of Nucor Corporation as a customer, with an initial pilot deployment of the Wireless Asset Net system at a Nucor facility in Alabama.

•
The execution of a strategic agreement with C&D Technologies, a leading producer and marketer of electrical power storage and conversion systems, to market a new generation of wireless technology for managing the batteries that power industrial trucks. This I.D. Systems-developed system expected to be co-marketed to address the needs of manufacturing and distribution facilities to increase productivity, reduce capital expenditures, and lower operating costs associated with industrial truck batteries.

•
The appointment of Peter Fausel as executive vice president of sales, marketing and customer support. Mr. Fausel has more than 25 years of sales and marketing experience for leading companies in wireless technology, enterprise application integration, and process automation, most recently serving as senior vice president of sales and marketing for LXE, Inc., a leading manufacturer of wireless mobile computing solutions. Prior to LXE, Mr. Fausel held executive positions with Jacada, Inc., Ross Systems, and Invensys PLC. Mr. Fausel holds a Bachelor of Science degree in Business Administration-Finance from the University of Florida.

I.D. Systems today announced that its Board of Directors has authorized the repurchase of issued and outstanding shares of its common stock having an aggregate value of up to $10,000,000. The repurchases under the share repurchase program will be made from time to time on the open market or in privately negotiated transactions. The amount and timing of such repurchases will be dependent upon the price and availability of shares, general market conditions and the availability of cash, as determined in the discretion of I.D. Systems’ management. The repurchases will be funded from I.D. Systems’ working capital. I.D. Systems may discontinue or suspend the share repurchase program at any time. Jeffrey Jagid stated, “We believe that the recent trading price of our common stock does not adequately reflect our company’s intrinsic value. This share repurchase program reflects our continued commitment to improving shareholder value.”

Investor Conference Call

I.D. Systems will hold a conference call for investors and analysts at 4:45 p.m. Eastern Standard Time on May 3, 2007. Jeffrey Jagid, chairman and CEO, Ned Mavrommatis, CFO, Kenneth Ehrman, president and COO, and Peter Fausel, EVP of sales and marketing, will discuss the results of the quarter and recent developments. After opening remarks, there will be a question and answer period. The conference call will be broadcast live over the Internet via the Investors section of the company’s website at www.id-systems.com. To listen to the live call, go to the website at least 10 minutes early to download and install any necessary audio software.

Non-GAAP Measures

To supplement its consolidated financial statements presented in accordance with GAAP, I.D. Systems provides certain non-GAAP measures of financial performance.  These non-GAAP measures include non-GAAP net income/loss and non-GAAP net income/loss per basic and diluted share.  Reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.  These non-GAAP measures are provided to enhance investors' overall understanding of I.D. Systems' current financial performance and provide further information for comparative information due to the adoption of accounting standard SFAS 123R.  Specifically, I.D. Systems believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results and business outlook.  In addition, I.D. Systems believes the non-GAAP measures that exclude stock-based compensation enhance the comparability of results against prior periods. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included in this press release.

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Expanding the range of wireless solutions

About I.D. Systems

Based in Hackensack, NJ, I.D. Systems, Inc. is a leading provider of wireless solutions for managing and securing high-value enterprise assets. These assets include industrial vehicles, such as forklifts and airport ground support equipment, and rental vehicles. The Company’s patented Wireless Asset Net system, which utilizes radio frequency identification, or RFID, technology, addresses the needs of organizations to control track, monitor and analyze their assets. For more information on I.D. Systems, Inc., visit www.id-systems.com.

Trademarks

I.D. Systems, Inc. and Wireless Asset Net are registered trademarks of I.D. Systems, Inc.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that are subject to risk and uncertainties, including, but not limited to, future economic and business conditions, the loss of any of the Company’s key customers or reduction in the purchase of its products by any such customers, the failure of the market for the Company’s products to continue to develop, the inability to protect the Company’s intellectual property, the inability to manage the Company’s growth, the effects of competition from a wide variety of local, regional, national and other providers of wireless solutions and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2006. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. The Company assumes no obligation to update the information contained in this press release.

-- Tables to Follow --

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Expanding the range of wireless solutions

I.D. Systems, Inc.
GAAP - Condensed Statements of Operations
(Unaudited)

	Three months ended
	March 31,
	2006	2007
Revenue:
Products	$4,132,000	$2,310,000
Services	2,258,000	2,311,000
	6,390,000	4,621,000
Cost of Revenue:
Cost of products	2,010,000	1,146,000
Cost of services	1,193,000	1,233,000
	3,203,000	2,379,000

Gross Profit	3,187,000	2,242,000

Selling, general and administrative expenses	2,748,000	3,824,000
Research and development expenses	493,000	706,000

Loss from operations	(54,000)	(2,288,000)
Interest income	150,000	792,000
Interest expense	(9,000)	(4,000)
Other income	38,000	38,000

Net income (loss)	$125,000	$(1,462,000)

Net income (loss) per share - basic and diluted	$0.01	$(0.13)

Weighted average common shares outstanding- basic	8,382,000	11,346,000

Weighted average common shares outstanding- diluted	10,227,000	11,346,000

I.D. Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended March 31,
	2006	2007
Net income (loss) attributable to common stockholders	$125,000	$(1,462,000)
Stock-based compensation	383,000	767,000
Non-GAAP net income (loss)	$508,000	$(695,000)
Non-GAAP net income (loss) per share - basic	$0.06	$(0.06)
Non-GAAP net income (loss) per share - diluted	$0.05	$(0.06)

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Expanding the range of wireless solutions

I.D. Systems, Inc.
Condensed Balance Sheets

	December 31, 2006	March 31, 2007
		(Unaudited)
ASSETS
Cash and cash equivalents	$9,644,000	$11,681,000
Marketable securities	60,716,000	58,913,000
Accounts receivable, net	5,101,000	3,844,000
Unbilled receivables	1,042,000	745,000
Inventory	6,430,000	5,911,000
Interest receivable	179,000	222,000
Officer loan	8,000	5,000
Prepaid expenses and other current assets	271,000	209,000
Total current assets	83,391,000	81,530,000

Fixed assets, net	1,394,000	1,337,000
Deferred contract costs	33,000	25,000
Other assets	87,000	87,000

	$84,905,000	$82,979,000
LIABILITIES
Accounts payable and accrued expenses	$2,950,000	$1,840,000
Current portion of long term debt	221,000	186,000
Deferred revenue	221,000	216,000
Total current liabilities	3,392,000	2,242,000

Long term debt	19,000	--
Deferred revenue	133,000	214,000
Deferred rent	77,000	72,000
Total liabilities	3,621,000	2,528,000

STOCKHOLDERS' EQUITY
Preferred stock; authorized 5,000,000 shares, $.01 par value; none issued	--	--
Common stock; authorized 50,000,000 shares, $.01 par value; issued and outstanding 11,337,000 shares and 11,379,000 shares	113,000	113,000
Additional paid-in capital	93,423,000	94,242,000
Accumulated deficit	(12,151,000)	(13,613,000)
Comprehensive income	12,000	3,000
	81,397,000	80,745,000
Treasury stock; 40,000 shares and 51,000 shares at cost	(113,000)	(294,000)
Total stockholders’ equity	81,284,000	80,451,000
Total liabilities and stockholders’ equity	$84,905,000	$82,979,000

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I.D. Systems, Inc.
Condensed Statements of Cash Flows
(Unaudited)

	Three months ended March 31,
	2006	2007
Cash flows from operating activities:
Net income (loss)	$125,000	$(1,462,000)
Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Inventory reserve	--	75,000
Accrued interest income (expense)	4,000	(16,000)
Stock-based compensation expense	383,000	767,000
Depreciation and amortization	113,000	133,000
Deferred rent expense	(5,000)	(5,000)
Deferred revenue	194,000	76,000
Deferred contract costs	53,000	8,000
Unrealized loss on investments	--	(9,000)
Changes in:
Accounts receivable	(408,000)	1,257,000
Unbilled receivables	(528,000)	297,000
Inventory	(900,000)	444,000
Prepaid expenses and other assets	13,000	62,000
Investment in sales type leases	203,000	--
Accounts payable and accrued expenses	200,000	(1,291,000)
Net cash (used in) provided by operating activities	(553,000)	336,000

Cash flows from investing activities:
Purchase of fixed assets	(355,000)	(76,000)
Purchase of investments	(19,147,000)	(3,811,000)
Maturities of investments	340,000	5,587,000
Collection of officer loan	2,000	3,000

Net cash (used in) provided by investing activities	(19,160,000)	1,703,000

Cash flows from financing activities:
Repayment of term loan	(51,000)	(54,000)
Proceeds from exercise of stock options	321,000	52,000
Net proceeds from stock offering	64,025,000	--

Net cash provided by (used in) financing activities	64,295,000	(2,000)
Net increase (decrease) in cash and cash equivalents	44,582,000	2,037,000
Cash and cash equivalents - beginning of period	2,138,000	9,644,000
Cash and cash equivalents - end of period	$46,720,000	$11,681,000
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$9,000	$4,000